                                            Registration Statement No. 333-81903
                                            Filed pursuant to Rule 424(b)(3)

PROSPECTUS

                                  $500,000,000

                         AMERICAN FINANCIAL GROUP, INC.
                        Debt Securities and Common Stock

                                      and

                      AMERICAN FINANCIAL CAPITAL TRUST II

                              Preferred Securities
   Fully and unconditionally guaranteed, as described in this prospectus, by
                         American Financial Group, Inc.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

     This Prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is July 15, 1999.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, American Financial Group, Inc. and American Financial Capital Trust II may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities which may be offered. Each time securities are offered for sale, a prospectus supplement will be provided that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the following heading.

                      WHERE YOU CAN FIND MORE INFORMATION

     American Financial Group files annual, quarterly and special reports, proxy statement and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document American Financial Group files at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. American Financial Group's common stock, previously issued debt securities and the securities of a related trust are also listed on the New York Stock Exchange, and you may inspect any document at its offices located at 20 Broad Street, New York, NY 10005.

     The SEC allows American Financial Group to "incorporate by reference" the information it files with the SEC. This means that American Financial Group can disclose important information to you by referring you to documents American Financial Group files with the SEC. The information incorporated by reference is an important part of this prospectus. Information that American Financial Group files later with the SEC will automatically update and supersede information which American Financial Group has previously incorporated by reference until American Financial Group sells all of the securities described in this prospectus. The following documents of American Financial Group are incorporated by reference in this prospectus:

           FILING                              DATE
-----------------------------      ----------------------------
Annual Report on Form 10-K         Year Ended December 31, 1998
Quarterly Report on Form 10-Q      Quarter Ended March 31, 1999
Report on Form 8-K                 April 13, 1999

     All documents filed by American Financial Group under Section 13(a), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of the documents.

     No separate financial statements of the Trust have been included and none are incorporated by reference in this prospectus. American Financial Group does not believe that financial statements of the Trust would be useful since the Trust will not have any independent function other than to issue securities representing undivided interests in its assets and investing the proceeds in American Financial Group debt securities. In addition, all obligations of the Trust are fully and unconditionally guaranteed by American Financial Group.

     We will provide you with a copy of any of these documents we are incorporating by reference at no cost, by writing or telephoning us at the following address or telephone number:

                            James C. Kennedy
                            Vice President, Deputy General Counsel and Secretary American Financial Group, Inc.
                            One East Fourth Street
                            Cincinnati, Ohio 45202
                            (513) 579-2538

     You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with any other information or any different information. Neither

American Financial Group nor the Trust is making an offer of its securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                         AMERICAN FINANCIAL GROUP, INC.

     American Financial Group, Inc. is engaged primarily in private passenger automobile and specialty property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and supplemental health insurance products. At March 31, 1999, AFG had total assets of $15.7 billion and shareholders' equity of $1.6 billion.

     AFG's property and casualty operation originated in the 1800's and is one of the 25 largest property and casualty groups in the United States based on statutory net premiums written. We have achieved outstanding results that consistently outperform insurance industry averages by focusing on highly specialized niche products and markets, supplemented with personal automobile products.

     Our annuity, life and health operations are headed by American Annuity Group, Inc., an 83%-owned subsidiary with over $7 billion in assets. AAG specializes in the sale of retirement products, including traditional fixed, equity-indexed and variable annuities. In 1998, AAG's retirement annuity premiums were in excess of $500 million; its life and health premiums exceeded $100 million.

     The address of our principal executive offices is One East Fourth Street, Cincinnati, Ohio, 45202, and our telephone number is (513) 579-2121. All references to "we," "us," "the Company," "AFG" or "American Financial Group" in this prospectus mean, unless the context otherwise indicates, American Financial Group, Inc. and its consolidated subsidiaries.

                                   THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust executed by the Company, as sponsor, and the trustees (described below) for the Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The Trust's declaration will be amended and restated as of the date the securities of the Trust are initially issued. The amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939.

     The Trust exists solely for the purposes of:

     - issuing preferred securities and common securities representing undivided beneficial interests in the assets of that Trust;

     - investing the proceeds of those securities issuances in junior subordinated debt securities of the Company; and

     - engaging only in other incidental activities.

     The rights of the holders of the trust securities, including economic rights, rights to information and voting rights, are set forth in the amended declaration of the Trust, the Delaware Business Trust Act and the Trust Indenture Act.

     The Company will own, directly or indirectly, all of the common securities of the Trust, which will have an aggregate liquidation amount equal to 3% of the total capital of the Trust. The common securities will generally rank equally in right of payment with the preferred securities, and payments on both will be made pro rata. However, upon an event of default under the Trust's amended declaration, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The Company will pay all fees and expenses related to the Trust and the offering of trust securities.

     The Company, as holder of all of the common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the Trust. The business and affairs of the Trust will be conducted by such trustees, and the duties and obligations of the trustees will be governed by the amended declaration of the Trust.

     At least two of the trustees of the Trust will be persons who are employees or officers of, or otherwise affiliated with, the Company. These persons are sometimes referred to herein as "regular" trustees. One trustee of the Trust will be a financial institution which will be unaffiliated with the Company and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act pursuant to the terms of the amended declaration and as may be further described in a prospectus supplement. The property trustee will hold title to the junior subordinated debt securities for the benefit of the holders of the trust securities. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable laws, one trustee of the Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware.

     Unless otherwise indicated in a prospectus supplement, The Bank of New York will be the property trustee and The Bank of New York (Delaware) will be the Delaware trustee. The address of the principal corporate trust office of The Bank of New York is 101 Barclay Street, 21st Floor, New York, New York, 10286 and for The Bank of New York (Delaware) is White Clay Center, Route 273, Newark, Delaware, 19711. The principal place of business of the Trust will be c/o American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio, 45202, telephone number (513) 579-2121.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds received by AFG from the sale of any securities offered hereby are expected to be used for general corporate purposes, which may include investment in insurance businesses and the repayment of outstanding debt of AFG and its subsidiaries. Until the net proceeds are used for these purposes, AFG may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the securities will be described in the prospectus supplement. The proceeds from any sale of preferred securities by the Trust will be invested in debt securities of AFG.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for AFG and its subsidiaries. Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor. The ratio for years 1995 and 1994 do not give pro forma effect to the April 1995 merger transactions through which AFG was created.

                                           THREE MONTHS
                                              ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                           ------------    ------------------------------------
                                           1999    1998    1998    1997    1996    1995    1994
                                           ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.......  3.88    4.87    3.22    3.98    4.22    2.60    1.69

                   DESCRIPTION OF THE SECURITIES WE MAY OFFER

GENERAL

     The Company may issue, in one or more offerings, any combination of senior or subordinated debt securities and common stock. The Trust may issue in one or more offerings, trust preferred securities that will be unconditionally guaranteed by the Company.

     This prospectus contains a summary of the general terms of the various securities that the Company or the Trust may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

     In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to the Company. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

BOOK-ENTRY SYSTEM

     The Company or the Trust may issue securities in the form of one or more fully registered global securities. These will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of its nominee. Except as described below, the global securities may be transferred, in whole and not in part, only to DTC or to another nominee of DTC.

     DTC has advised the Company that it is:

     - A limited-purpose trust company organized under the laws of the state of New York;

     - A member of the Federal Reserve System;

     - A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - A "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for institutions that have accounts with DTC ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants through electronic book-entry changes in Participants' accounts. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

     Upon issuance of a global security representing offered securities, DTC will credit (on its book-entry registration and transfer system) the principal amount to Participants' accounts. Ownership of beneficial interests in the global security will be limited to Participants or to persons that hold interests through Participants. Ownership of interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to Participants' interests) and the Participants (with respect to the owners of beneficial interests in the global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC (or its nominee), is the registered holder and owner of a global security, DTC (or its nominee) will be considered, for all purposes under the applicable indenture, the sole owner and holder of the related offered securities. Except as described below, owners of beneficial interests in a global security will not:

     - be entitled to have the offered securities registered in their names; or

     - receive or be entitled to receive physical delivery of certificated offered securities in definitive form.

     Each person owning a beneficial interest in a global security must rely on DTC's procedures (and, if that person holds through a Participant, on the Participant's procedures) to exercise any rights of a holder of offered securities under the global security or any applicable indenture, or otherwise. The indentures provide that DTC may grant proxies and otherwise authorize Participants to take any action which it (as the holder of a global security) is entitled to take under the indentures or the global security. We understand that under existing industry practice, if the Company or the Trust requests any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the Participants to take that action and the Participants would authorize their beneficial owners to take the action or would otherwise act upon the instructions of their beneficial owners.

     The Company or the Trust will make payments with respect to securities represented by a global security to DTC. We expect that DTC, upon receipt of any payments, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by Participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held for customers' accounts in "street name") and will be the responsibility of the Participants. None of the Company, the Trust or any trustee will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

     - maintaining, supervising, or reviewing any records relating to any beneficial ownership interests;

     - any other aspect of the relationship between DTC and its Participants; or

     - the relationship between the Participants and the owners of beneficial interests in a global security.

     Unless and until they are exchanged in whole or in part for certificated securities in definitive form, the global securities may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee.

     The securities of any series represented by a global security may be exchanged for certificated securities in definitive form if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     - the Company decides at any time not to have the securities of that series represented by a global security and so notifies DTC; or

     - in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

     If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs. Subject to the foregoing, the global securities are not exchangeable, except for a global security(ies) of the same aggregate denomination to be registered in DTC's or its nominee's name.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by documents called "indentures." The indenture is a contract between American Financial Group and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 10 under "Remedies If An Event of Default Occurs." Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices. We anticipate that we will perform these duties with respect to the debt securities.

     The debt securities will be unsecured general obligations of the Company and may include:

     - senior debt securities, to be issued under the senior indenture;

     - subordinated debt securities, to be issued under the subordinated indenture; and

     - junior subordinated debt securities, to be issued under the junior subordinated indenture.

If issued, the junior subordinated debt securities will be purchased by the Trust using proceeds from issuances of trust preferred securities. When we refer to the indenture we mean the senior indenture, the subordinated indenture and the junior subordinated indenture collectively, unless we indicate otherwise. When we refer to the trustee we mean the senior trustee, the subordinated trustee and the junior subordinated trustee collectively, unless we indicate otherwise.

     This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities, subordinated debt securities or junior subordinated debt securities and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the senior, subordinated or junior subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture and the debt securities. The forms of the senior indenture, subordinated indenture and junior subordinated indenture and the forms of the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy.

     The prospectus supplement relating to any debt securities will describe the following specific financial, legal and other terms particular to such debt securities:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which the debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

     - the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder's option;

     - the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

     - if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

     - any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

     - whether any debt securities will be issued in the form of a global security, the wording of any legal legend to be placed on any global security in addition to or instead of a legend describing the restrictions on exchanges and transfers listed under "Global Securities" on page 7 and, if different from those described in that subsection, any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

     - whether the debt securities are senior, subordinated or junior subordinated debt securities;

     - the subordination provisions applicable to the subordinated debt securities or junior subordinated debt securities; and

     - any other material terms of the debt securities.

     Those terms may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to your debt securities will be attached to the front of this prospectus.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law.

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

EVENTS OF DEFAULT

     General. You will have special rights if an "event of default" occurs and is not cured, as described later in this subsection. Under the indentures, the term "event of default" means any of the following:

     - We do not pay the principal or any premium on a debt security on its due date;

     - We do not pay interest on a debt security, in the case of senior debt securities or subordinated debt securities, within 30 days of its due date and, in the case of junior subordinated debt securities, within 60 days after its due date;

     - We remain in breach of any restrictive covenant described in the indenture for 60 days after we receive a notice stating we are in breach. In the case of senior debt securities or subordinated debt securities, the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series, and in the case of the junior subordinated debt securities, the notice must be sent by the trustee;

     - We fail to pay an amount of debt (other than the debt securities) totaling more than $10,000,000 ($15,000,000 in the case of junior subordinated debt securities), our obligation to repay is accelerated by our lenders, and this payment obligation remains accelerated for 60 days after we receive notice of default as described in the previous paragraph; or

     - We become subject to judgments, orders or decrees requiring payments of more than $10,000,000 ($15,000,000 in the case of junior subordinated debt securities) and 60 days have passed during which a stay of enforcement has not been in effect after we receive notes as described two paragraphs above.

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a "declaration of acceleration of maturity."

     Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

     In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured;

     - The direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - The trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

MODIFICATION

     There are three types of changes we can make to the indentures and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

     - change the payment due date of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     - change the place of payment on a debt security;

     - impair your right to sue for payment;

     - reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

     - reduce the percentage of direct holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture.

     Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of the particular series affected. The same majority vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another company, or to buy or lease substantially all of the assets of another entity. However, unless AFG survives the consolidation or merger, we may not take any of these actions unless the following conditions (among others) are met:

     - Where we merge out of existence or sell or lease substantially all our assets, the other entity must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

     - The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities will be issuable in definitive, registered form. Debt securities are also issuable in temporary or permanent global form. See "Description of the Securities We May Offer -- Book-Entry System" on page 6.

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the "security registrar." It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     In the past, AFG has chosen to pay interest by mailing checks. AFG may also choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

PROVISIONS APPLICABLE TO JUNIOR SUBORDINATED DEBT SECURITIES

     Events of Default. In addition to the events described above under "Description of Debt Securities -- Events of Default" applicable to all debt securities, the voluntary or involuntary dissolution, winding up or termination of the Trust that owns the series of junior subordinated debt securities will constitute an event of default for any series of junior subordinated debt securities issued pursuant to the junior subordinated indenture, except in connection with:

     - the distribution of such junior subordinated debt securities to holders of trust securities of the Trust;

     - the redemption of all of the trust securities of the Trust; and

     - mergers, consolidations or similar events permitted by the amended declaration of the Trust.

     The holders of at least a majority in aggregate liquidation amount of the trust preferred securities of the Trust may waive any default or event of default with respect to such series and its consequences, except defaults or events of default that:

     - are not waivable under the junior subordinated indenture (such as defaults regarding payment of principal, premium, if any, or interest); or

     - require the consent or vote of greater than a majority in principal amount of the holders of junior subordinated debt securities to be waived under the junior subordinated indenture, in which case the event of default may only be waived by the holders of the same "super-majority" in liquidation amount of the trust preferred securities.

     Any such waiver shall cure such default or event of default. If, under the amended declaration of the Trust, an event of default has occurred and is attributable to the failure of the Company to pay principal, premium, if any, or interest on, such junior subordinated debt securities, then each holder of the trust preferred securities of the Trust may sue the Company or seek other remedies, to force payment to such holder of the principal of, premium, if any, or interest on, such junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder.

     Modification of Junior Subordinated Indenture. Under the junior subordinated indenture, the Company and the indenture trustee may change certain rights of holders of a series of junior subordinated debt securities with the written consent of the holders of a majority in principal amount of the series of junior subordinated debt securities that are affected. Any such change will be subject to the limitations described above under "Modification" on page 12 applicable to the other debt securities. If the property trustee of the Trust, as a holder of junior subordinated debt securities, is required to consent to any amendment, modification or termination of the junior subordinated indenture, the property trustee will request directions from the holders of the trust securities of the Trust.

     Subordination of Junior Subordinated Debt Securities. The junior subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of the Company's other indebtedness to the extent described in a prospectus supplement. The junior subordinated indenture will not limit the amount of junior subordinated debt securities which the Company may issue, nor does it limit the Company from issuing any other secured or unsecured debt.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

GENERAL

     The amended declaration of the Trust will authorize the trustees to issue, on behalf of the Trust, one series of trust preferred securities. The Trust will use the proceeds from the sale of the trust preferred securities to purchase a series of junior subordinated debt securities issued by the Company. The property trustee will hold these junior subordinated debt securities in trust for the benefit of the holders of such trust preferred securities.

     This section summarizes the general terms of the preferred securities that the Trust may offer. The prospectus supplement relating to any particular preferred securities offered by the Trust will describe the specific terms of the preferred securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the trust preferred securities offered and is subject to and qualified in its entirety by reference to all the provisions of the amended declaration and the trust preferred securities. The forms of the amended declarations and the trust preferred securities are or will be filed as exhibits to or incorporated by reference in the registration statement.

     The Company will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. The trust preferred securities guarantee by the Company is described in more detail below under "Description of the Trust Preferred Securities Guarantee."

     The assets of the Trust available for distribution to the holders of its trust preferred securities will be limited to payments from the Company under the series of junior subordinated debt securities held by the Trust. If the Company fails to make a payment on the junior subordinated debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

     The trust preferred securities guarantee, when taken together with the Company's obligations under the series of junior subordinated debt securities, the junior subordinated indenture and the amended declaration of the Trust, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the Trust.

     The prospectus supplement relating to any particular preferred securities offered by the Trust will describe the specific terms of the preferred securities, which may be in addition to or different from the general terms summarized in this section. In particular, the prospectus supplement will describe:

     - the name of such trust preferred securities;

     - the designation of the trust preferred securities;

     - the dollar amount and number of trust preferred securities issued;

     - the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

     - the date(s) or the method to determine the date(s) from which distributions shall be cumulative;

     - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such trust preferred securities shall be purchased or redeemed, in whole or in part;

     - the optional right of the Trust to defer quarterly distributions on the preferred securities;

     - the terms and conditions, if any, upon which the applicable series of junior subordinated debt securities and the related trust preferred securities guarantee may be distributed to holders of the trust preferred securities upon liquidation, dissolution, termination or winding up of the Trust;

     - any voting rights of the trust preferred securities other than those described in this section;

     - any securities exchange on which the trust preferred securities will be listed;

     - whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements;

     - any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities; and

     - any applicable United States Federal income tax considerations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     The amended declaration of the Trust will state that the Trust shall be dissolved:

     - on the expiration of the term of the Trust;

     - upon the bankruptcy, dissolution or liquidation of the Company;

     - upon a change in law requiring the Trust to register as an investment company under the Investment Company Act of 1940;

     - unless the Company takes certain actions, upon a change in the law resulting in the Trust being subject to United States Federal income tax on income received from the junior subordinated debt securities held by the Trust, the interest payable by the Company on the junior subordinated debt securities not being deductible for United State Federal income tax purposes, or the Trust being subject to more than a de minimus amount of other taxes;

     - upon the redemption, conversion or exchange of all of the trust securities of the Trust;

     - upon the repayment of all of the junior subordinated debt securities held by the Trust or at such time as no such junior subordinated debt securities are outstanding;

     - upon entry of a court order for the dissolution of the Trust; or

     - upon the election of the Company to terminate the Trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities.

     In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

     - cash equal to the aggregate liquidation amount of each trust security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

     - junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities.

     If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities shall be paid pro rata. However, if an event of default under the related indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

EVENTS OF DEFAULT

     An event of default under the junior subordinated indenture relating to a series of junior subordinated debt securities is an event of default under the amended declaration of the Trust. We have described these events of default under the sections entitled "Description of Debt Securities -- Provisions Applicable to All Debt Securities -- Events of Default" on page 10 and
" -- Provisions Applicable to Junior Subordinated Debt Securities Events of Default" on page 12.

     The Company and the regular trustees of the Trust must file annually with the property trustee for the Trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related amended declaration.

     Upon the occurrence of an event of default, the property trustee of the Trust, as the sole holder of the junior subordinated debt securities held by the Trust, will have the right under the junior subordinated indenture to declare the principal of, premium, if any, and interest on such junior subordinated debt securities to be immediately due and payable.

     If a property trustee fails to enforce its rights under the amended declaration or the junior subordinated indenture then, to the fullest extent permitted by law, and subject to the terms of the amended declaration and the junior subordinated indenture, any holder of trust preferred securities may sue the Company, or seek other remedies, to enforce the property trustee's rights under the amended declaration or the junior subordinated indenture without first instituting a legal proceeding against such property trustee or any other person.

     If the Company fails to pay principal, premium, if any, or interest on a series of junior subordinated debt securities when payable, then a holder of such trust preferred securities may directly sue the Company or seek other remedies, to collect its pro rata share of payments owned.

REMOVAL AND REPLACEMENT OF TRUSTEES

     Only the holders of trust common securities may remove or replace the trustees of the Trust. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended declaration for the Trust.

MERGERS, CONSOLIDATIONS, CONVERSIONS OR AMALGAMATIONS OF THE TRUST

     The Trust may not consolidate, amalgamate, merge with or into, or be converted into or replaced by or convey, transfer or lease their properties and assets substantially as an entirety to any other corporation or other body, except as described below. The Trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its trust securities or the other trustees, engage in any of the merger events referred to above under the conditions set forth in the declaration and described in a prospectus supplement.

     In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the Trust may not consent to or engage in a merger event if that event would cause the Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

INFORMATION CONCERNING DUTIES OF THE PROPERTY TRUSTEE

     For matters relating to compliance with the Trust Indenture Act, the property trustee of the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the Trust, undertakes to perform only such duties as are specifically set forth in the amended declaration and, upon an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default.

MISCELLANEOUS

     The regular trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust in such a way that:

     - it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

     - it will be classified as a grantor trust for United States federal income tax purposes; and

     - the junior subordinated debt securities held by it will be treated as indebtedness of the Company for United States federal income tax purposes.

     The Company and the regular trustees of the Trust are authorized to take any action (so long as it is consistent with applicable law or the certificate of trust or amended declaration) that the Company and the regular trustees of the Trust determine to be necessary or desirable for such purposes.

     Holders of trust preferred securities have no preemptive or similar rights.

     The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

GOVERNING LAW

     The amended declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware and the Trust Indenture Act.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

GENERAL

     The Company will execute a trust preferred securities guarantee, which benefits the holders of trust preferred securities, at the time that the Trust issues those trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act and will be held for the benefit of holders of trust preferred securities by a guarantee trustee meeting the requirements of the Trust Indenture Act. Unless otherwise indicated in a prospectus supplement, DTC will be the guarantee trustee.

GUARANTEE PAYMENT

     This section summarizes the general terms of the guarantees that the Company will provide in respect of the preferred securities that the Trust may offer. The summary in this section does not describe every aspect of the guarantee and is subject to and qualified in its entirety by reference to any description in the related prospectus supplement and to all the provisions of the guarantee agreements. The form of the guarantee agreement is filed as an exhibit to the registration statement.

     The Company will irrevocably agree, as described in the trust preferred securities guarantee, to pay in full, to the holders of the trust preferred securities issued by the Trust, the following trust preferred securities guarantee payments when due to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds available to make the payment;

     - the redemption price, to the extent that the Trust has funds available to make the payment; and

     - upon a voluntary or involuntary dissolution and liquidation of the Trust (other than in connection with a distribution of junior subordinated debt securities to holders of such trust preferred securities or the redemption of all such trust preferred securities), the lesser of

          (1) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available to make the payment and

          (2) the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the Trust ("Liquidation Payment").

     The Company's obligation to make a trust preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

     The combined operation of the Company's obligations under the junior subordinated indenture and the trust preferred securities guarantee and amended declaration has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under its trust preferred securities.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEE

     The trust preferred securities guarantee will constitute an unsecured obligation of the Company and will rank:

     - subordinated and junior in right of payment to all the Company's other liabilities except those liabilities made equal or subordinate to the guarantee by their terms; and

     - senior to the following:

          (1) all capital stock (other than the most senior preferred shares issued, from time to time, by the Company, which will rank equally with the guarantee) issued by the Company; and

          (2) any guarantee entered into by the Company relating to its capital stock (other than the most senior preferred shares issued, from time to time, by the Company).

     The trust preferred securities guarantee will rank equally with obligations under other guarantee agreements that the Company may enter into from time to time if both:

          - the agreements are in substantially the form of the preferred securities guarantee and provide for comparable guarantees by the Company of payment on preferred securities issued by other trusts or financing vehicles of the Company; and

          - the debt relating to those preferred securities are subordinated, unsecured indebtedness of the Company.

     By acceptance of the trust preferred securities, holders accept the subordination provisions and other terms of the trust preferred securities guarantee. The trust preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue the Company, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity). The trust preferred securities guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution of the corresponding series of junior subordinated debt securities to the holders of trust preferred securities pursuant to the amended declaration.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of such holders will be required), a trust preferred securities guarantee may only be amended with the prior approval of the holders of a majority in aggregate liquidation amount of such trust preferred securities. All guarantees and agreements contained in the trust preferred securities guarantee will be binding on the Company's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

TRUST PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT

     An event of default under the trust preferred securities guarantee occurs if the Company fails to make any of its required payments or perform its obligations under the trust preferred securities guarantee.

     The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the trust preferred securities guarantee.

INFORMATION CONCERNING DUTIES OF THE TRUST PREFERRED GUARANTEE TRUSTEE

     The guarantee trustee under the trust preferred securities guarantee, other than during the occurrence and continuance of an event of default under the trust preferred securities guarantee, will only perform the duties that are specifically described in the trust preferred securities guarantee. After such a default, the trust preferred guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the trust preferred securities guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE TRUST PREFERRED SECURITIES GUARANTEE

     The trust preferred securities guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to the holders of the trust preferred securities. The trust preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or such trust preferred securities guarantee.

GOVERNING LAW

     The trust preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York and the Trust Indenture Act.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                THE TRUST PREFERRED SECURITIES GUARANTEE AND THE
             JUNIOR SUBORDINATED DEBT SECURITIES HELD BY THE TRUST

     Payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the Trust has funds available for the payments, will be guaranteed by the Company to the extent described above under "Description of the Trust Preferred Securities Guarantee." The combined operation of the Company's obligations under the trust preferred securities guarantee, amended declaration and the junior subordinated indenture has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under its trust preferred securities.

     As long as the Company makes payments of interest and other payments when due on the junior subordinated debt securities held by the Trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by the Trust because:

     - the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the trust securities;

     - the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - the Company will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations under its trust preferred securities; and

     - the amended declaration provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     If and to the extent that the Company does not make payments on such junior subordinated debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, you may directly sue the Company or seek other remedies to collect your pro rata share of payments owed. If you sue the Company to collect payment, then the Company will assume your rights as a holder of trust preferred securities under the amended declaration to the extent the Company makes a payment to you in any such legal action.

     A holder of any trust preferred security may sue the Company, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing the guarantee trustee, the Trust or any other person or entity.

                          DESCRIPTION OF COMMON STOCK

     This section summarizes the general terms of the common stock that we may offer. The prospectus supplement relating to the common stock offered will set forth the number of shares offered, the initial offering price and recent market prices, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Articles of Incorporation and Code of Regulations and to the provisions of the Ohio General Corporation Law.

     The total number of authorized shares of AFG common stock is 200,000,000, without par value. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock have the right to cumulate their votes in the election of directors but are not entitled to any preemptive rights.

     As of June 15, 1999, there were 59,750,920 shares of common stock issued and outstanding, including 1,366,812 shares held by a subsidiary for distribution to certain creditors. All shares of common stock have equal rights to participate in dividends and, in the event of liquidation, assets available for distribution to shareholders, subject to any preference established with respect to preferred stock. Shares of common stock carry no conversion subscription rights, and are not subject to redemption. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and nonassessable. The Company may pay dividends on the common stock when, as and if declared by the Board of Directors. Dividends may be declared in the discretion of the Board of Directors from funds legally available therefore, subject to restrictions under agreements related to Company indebtedness.

     AFG is authorized to issue 12,500,000 shares of voting preferred stock and 12,500,000 shares of nonvoting preferred stock, each without par value, none of which is outstanding. AFG's Articles of Incorporation authorize the board of directors, without further shareholder approval, to designate for any series of preferred stock not fixed in AFG's Articles of Incorporation the designations, preferences, conversion rights, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as they determine and as are permitted by law.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations, share exchanges and similar transactions.

     The outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol "AFG." AFG acts as its own transfer agent and registrar.

                              PLAN OF DISTRIBUTION

     AFG and the Trust may sell the securities (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the securities, AFG's proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation, and any securities exchanges on which the securities may be listed.

     The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from AFG and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

     AFG may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, AFG or its subsidiaries in the ordinary course of their business.

                                 LEGAL MATTERS

     The validity of the securities offered hereby other than the preferred securities will be passed upon for the Company and the Trust by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Certain United States federal income taxation matters also will be passed upon for the Company and the Trust by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Attorneys in the Keating, Muething & Klekamp law firm hold certain securities of the Company and the Trust. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the Trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.